UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 4th, 2008

PATHFINDER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Commission File Number: 000-23601

Federal	16-1540137
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

214 West First Street, Oswego, NY 13126
(Address of Principal Executive Office) (Zip Code)

(315) 343-0057
(Issuer's Telephone Number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4c))

Section 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition

On November 4, 2008, Pathfinder Bancorp, Inc. issued a press release disclosing third quarter financial results.  A copy of the press release is included as Exhibit 99.1 to this report.

The information in Item 2.02 to this Form 8-K and Exhibit 99.1 in accordance with general instruction B.2 of Form 8-K, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, not shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except shall be expressly set forth by specific in such filing.

Item 9.01 Financial Statements and Results

Exhibit 99.1. Press Release dated November 4, 2008 reporting financial results for the fiscal quarter ending September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PATHFINDER BANCORP, INC.

Date: November 4, 2008	By: /s/ Thomas W. Schneider
Thomas W. Schneider
President and Chief Executive Officer

Exhibit No.                      Description

Ex-99.1                                3rd Quarter 2008 Earnings Release

Ex-99.1
FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Third Quarter Earnings

Oswego, New York, November 4, 2008 ………… Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) has announced third quarter operating results.  Third quarter results were adversely impacted by investment security portfolio impairment charges.  The Company reported a net loss of $838,000, or $0.34 per diluted share, for the three months ended September 30, 2008 as compared to net income of $306,000, or $0.12 per diluted share for the same period in 2007.  For the nine months ended September 30, 2008, the Company reported a net loss of $206,000, or $0.08 per share, compared to net income of $637,000, or $0.26 per share, for the same period in 2007.

Core earnings, which represent earnings exclusive of impairment charges in the investment securities portfolio, result in net income of $1.3 million, or $.53 per diluted share for the nine months ended September 30, 2008.  These earnings resulted in a return on average assets and return on average equity of ..51% and 7.95% respectively.  Management believes that the presentation of core earnings is more representative of the results of operations and the ongoing earnings potential of the company.

The Company recorded impairment charges on investment security holdings totaling $1.3 million, net of the related tax benefits, during the 3rd quarter of 2008.  These charges relate to Company holdings in a senior unsecured note issued by Lehman Brothers Holdings, Inc., a position in the AMF Large Cap Equity Fund, and holdings in the AMF Ultra Short Mortgage Fund. In addition, during the second quarter of 2008, the Company recorded an investment security impairment charge of $205,000, net of taxes, on the AMF Ultra Short Mortgage Fund.

“The financial crisis that deepened in the third quarter, including the bankruptcy filing of Lehman Brothers Holdings, has resulted in impairment charges on three security holdings that have significantly impacted what otherwise are solid results for the first nine months of this year.” according to Thomas W. Schneider, President and CEO.  “Security positions in a $1 million Lehman Brothers Bond, a large cap equity mutual fund, and a mortgage-backed security mutual fund, have been marked to market at September 30, 2008 to values that have resulted in unrealized losses of approximately $1.5 million, net of tax, year-to-date.” Schneider stated.

“Exclusive of these securities charges,” Schneider continued, “the Company’s core earnings show significant improvement over prior periods.  Core earnings for the quarter ended September 30, 2008 were $474,000 compared to $306,000 in the prior year.  Year-to-date core earnings for 2008 were $1.3 million compared to $637,000.  Exclusive of the securities impairment charges, year to date return on equity is 7.95% compared to 4.03% in the prior year and basic core earnings per share of $.53 year to date compared to $.26 in the prior year.”

“While the impaired securities losses are extremely disappointing, our core business continues to grow successfully.” Schneider said.  “We have had strong loan growth over the last twelve months with total loans increasing $27 million, or 12.7%, with good portfolio diversification between residential, commercial and consumer loans.  The Central New York region remains resilient through this current economic cycle and we continue to provide loans to creditworthy individuals and businesses. The Bank’s net interest margin continues to expand and operating expenses have remained stable.  We have been increasing our provision for loan losses commensurate with our loan portfolio growth and the risk environment inherent in a weakened national economy.”

“We are a well capitalized bank,” Schneider continued, “and we remain ready to serve the loan and deposit needs of our community.  We are cautiously optimistic, despite the current economic down cycle, for three primary reasons:  1) we believe our business model of prudent lending and management into a well-known local market has been validated by the events that led to the current crisis; 2) the Central New York market has not been subject to over valued real estate assets and will suffer less than other regions of the country during this economic downturn; and 3) we are experiencing decreased competitive forces and believe opportunities will be present as other banks consolidate.”

Net interest income for the quarter ended September 30, 2008, increased 29% when compared to the same period during 2007.  Interest income increased $359,000, or 8%, combined with a decrease in interest expense of $269,000, or 13%.  Net interest rate spread increased to 3.29% for the third quarter of 2008 from 2.85% for the same period in 2007.  Average interest-earning assets increased 14% to $321.4 million for the quarter ended September 30, 2008 as compared to $282.5 million for the same quarter of 2007.  The yield on interest-earning assets decreased 29 basis points to 5.84% compared to 6.13% for the same period in 2007.  The increase in average earning assets is primarily attributable to a $26.4 million increase in the average balance of the loan portfolio, an $11.5 million increase in the average balance of the investment securities portfolio, and an increase in the average balance of interest earning deposits of $887,000.  Average interest-bearing liabilities increased $33.9 million and the cost of funds decreased 73 basis points to 2.55% from 3.28% for the same period in 2007.  The increase in average interest-bearing liabilities resulted primarily from a $26.8 million and a $7.1 million increase in the average balance of borrowed funds and deposits, respectively.  The borrowed funds are primarily short and mid-term advances from the Federal Home Loan Bank of New York.

The provision for loan losses for the quarter ended September 30, 2008 increased to $270,000 from $155,000 for the same period in 2007. The increased provision is reflective of a growing loan portfolio and one more heavily weighted to commercial term and commercial real estate, which have higher inherent risk characteristics than a traditional consumer real estate portfolio, as well as a general weakening in economic conditions.  The Company's ratio of the allowance for loan losses to period-end loans increased to 0.92% at September 30, 2008 as compared to 0.76% at December 31, 2007.  Nonperforming loans to period-end loans increased to 1.10% at September 30, 2008 from 0.71% at December 31, 2007.  Generally delinquencies have risen above the lows experienced in recent history.  While these current levels are not outside of the bank’s historic delinquency trends, the generally weak economic conditions nationally and the strain on consumer discretionary income, have caused management to carefully monitor and quickly react to these trends.  In this regard, the company has expanded its levels of loan loss provisioning and formed an asset quality committee whose purpose is to identify and react to negative portfolio trends.  Management believes the financial strength of the individual borrowers, combined with the related value of any underlying collateral, will not result in any recorded loss beyond currently established reserves.

Non-interest income, exclusive of gains and losses from the sale of securities, loans and foreclosed real estate, increased to $718,000 for the quarter ended September 30, 2008 compared to $670,000 for the same quarter in the prior year. The increase in non-interest income is primarily attributable to an increase in service charges on deposit accounts and increased debit card and ATM usage fees.

The increase in net securities losses, during the 3rd quarter of 2008 as compared to the same period in 2007, is a result of recording an other-than-temporary impairment charge of $875,000 relating to the Company’s $1,000,000 holdings in a senior unsecured note issued by Lehman Brothers Holdings Inc., which filed a Chapter 11 Bankruptcy petition on September 15, 2008.  In addition to this charge, the Company also recorded an other-than-temporary impairment charge of $690,000 relating to holdings in the AMF Large Cap Equity Fund and $269,000 relating to holdings in the AMF Ultra Short Mortgage Fund.  At September 30, 2008, the total carrying value of the Company’s remaining investment in the AMF Large Cap Equity Fund is approximately $2,192,000.  The carrying value of the AMF Ultra Short Mortgage Fund at September 30, 2008 is $2,804,000.

Non-interest expenses increased $50,000, or 2%, for the quarter ended September 30, 2008, when compared to the same period in the prior year. An increase in salaries and employee benefits of $21,000 was primarily due to merit based wage adjustments.  Building occupancy expenses were $26,000 higher than the comparable quarter of 2007 as a result of increases in both depreciation and equipment maintenance.  Professional and other services expense increased $28,000 primarily from advertising campaigns and investment management fees.  Other operating expenses increased $34,000 due to expenses related to other real estate owned and office supplies.  These increases were offset by decreases in information technology and amortization expenses.  Amortization expense decreased $55,000 as core deposit intangibles, from a 2002 branch acquisition, became fully amortized in October 2007.  Information technology expenses were $4,000 lower than the comparable quarter of 2007 as a result of decreased depreciation.

Troubled Asset Relief Program – Capital Purchase Program

The board of directors and management are presently analyzing the potential merits of participating in the Capital Purchase Program (CPP) of the Treasury Department’s Troubled Asset Relief Program (TARP).  It is the general view of the board and management that in the present national economic risk environment, enhancing the Company’s capital ratios is both prudent, given the current climate, and potentially opportunistic as we move into the next business cycle.  Additionally, any increase to capital will continue to support the bank’s lending activities to individuals, families, and businesses in our community.

Statement Regarding Non-GAAP Financial Measures

This release contains supplemental financial information determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”).  The Company’s management believes that such non-GAAP financial measures are useful to management and investors as it enhances their ability to evaluate and compare the Company’s operating results from period to period in a meaningful manner, as operating results excluding other than temporary impairment charges on its investment security holdings are essential in understanding the financial performance of the Company, and is more representative of the basis that management utilizes to monitor financial performance.  Readers are cautioned that non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP,  and should consider the impairment charges recorded during 2008 in assessing the Company’s performance.  Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analyzing the Company’s performance under GAAP, nor are they necessarily comparable to non-GAAP measures presented by other companies.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has seven full service offices located in its market area consisting of Oswego County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust I.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007

Condensed Income Statement
Interest and dividend income	$4,659	$4,300	$13,665	$12,906
Interest expense	1,878	2,147	5,835	6,504
Net interest income	2,781	2,153	7,830	6,402
Provision for loan losses	270	155	550	280
Net interest income after provision for loan losses	2,511	1,998	7,280	6,122
Noninterest income	718	670	2,069	1,910
Net (losses) gains on securities, loans and
foreclosed real estate	(1,893)	122	(2,229)	150
Noninterest expense	2,462	2,412	7,408	7,397
Income before taxes	(1,126)	378	(288)	785
(Benefit)/provision for income taxes	(288)	72	(82)	148
Net (loss)/income	$(838)	$306	$(206)	$637

Key Earnings Ratios
Return on average assets	-0.97%	0.39%	-0.08%	0.27%
Return on average equity	-15.65%	5.80%	-1.25%	4.03%
Net interest margin (tax equivalent)	3.50%	3.10%	3.38%	3.04%

Share and Per Share Data
Basic weighted average shares outstanding	2,484,832	2,483,532	2,483,944	2,482,886
Basic earnings per share	$(0.34)	$0.12	$(0.08)	$0.26
Diluted earnings per share	(0.34)	0.12	(0.08)	0.26
Cash dividends per share	0.1025	0.1025	0.308	0.308
Book value per share	-	-	8.33	8.48

Reconciliation Table for Non-GAAP Financial Measures

	For the three		For the nine
	months ended		months ended
	September 30, 2008		September 30, 2008

Net Loss	$(838,000)		$(206,000)
Other than temporary impairment charge - investments	1,834,000		2,176,000
Related tax benefit	(522,000)*		(659,000	) *
Core earnings	$474,000		$1,311,000

Return on average assets	-0.97%		-0.08%
Other-than-temporary impairment, net of tax	1.53%		0.59%
Core earnings return on average assets	0.56%		0.51%

Return on average equity	-15.65%		-1.25%
Other than temporary impairment, net of tax	24.50%		9.20%
Core earnings return on average equity	8.85%		7.95%

Diluted earnings per share	$(0.34)		$(0.08)
Other than temporary impairment, net of tax	0.53		0.61
Core earnings, diluted earnings per share	$0.19		$0.53

* Net of a deferred tax asset valuation reserve of $212,000 for the three month and nine month period, respectively.

	(Unaudited)		(Unaudited)
	September 30,	December 31,	September 30,
	2008	2007	2007
Selected Balance Sheet Data
Assets	$352,895	$320,691	$313,841
Earning assets	321,397	290,192	283,444
Total loans	243,223	222,749	215,855
Deposits	264,753	251,085	255,919
Borrowed Funds	57,155	38,410	28,010
Trust Preferred Debt	5,155	5,155	5,155
Shareholders' equity	20,698	21,704	21,056

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	-0.01%	0.08%	0.08%
Allowance for loan losses to period end loans	0.92%	0.76%	0.76%
Allowance for loan losses to nonperforming loans	83.71%	107.04%	80.72%
Nonperforming loans to period end loans	1.10%	0.71%	0.94%
Nonperforming assets to total assets	0.85%	0.77%	0.75%